[WTD PRESS RELEASE]

FOR IMMEDIATE RELEASE
---------------------

           WTD INDUSTRIES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN


       Portland, Oregon, March 5, 1998 -- The Board of Directors of WTD Industries, Inc. (Nasdaq/NM:WTDI) has adopted a Shareholder Rights Plan and has declared a distribution of one Preferred Share Purchase Right on each outstanding share of common stock pursuant to the Plan.

       Bruce L. Engel, a Director and President of WTD Industries, Inc., stated:
"The Rights are designed to assure that all of WTD's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of WTD without paying all stockholders a control premium."

       The Rights will be exercisable only if a person or group acquires 15% or more of WTD's common stock, or, with respect to a person or group which as of March 4, 1998 already owned 15% or more of WTD's then outstanding common stock, such person or group acquires 31% or more of WTD's common stock. The Rights are also exercisable if either such person or group announces a tender offer the consummation of which would result in ownership by a person or group of 15%/31% or more of the common stock. The Company currently has one shareholder,

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Quinault Corporation, that owns approximately 30% of the Company's common stock.
Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $7.50.

       If WTD is acquired in a merger or other business combination transaction after a person has acquired 15%/31% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15%/31% or more of WTD's outstanding common stock, each Right will entitle its holder (other than such person or member of such group) to purchase, at the Right's then-current exercise price, a number of WTD's common shares having a market value of twice such price.

       Following the acquisition by a person or group of beneficial ownership of 15%/31% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15%/31% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

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       The  Board  of  Directors  is  also  authorized  to  reduce  the  15%/31%
thresholds referred to above to not less than 10%.

       The Rights are intended to enable all WTD stockholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

       The distribution was declared by the Company's Board of Directors on March 4, 1998, and attaches to common stock outstanding on that date. The Rights will expire on March 4, 2008. The Rights distribution is not taxable to stockholders.

       WTD  Industries,  Inc.  operates  facilities  in Oregon,  Washington  and
Vermont, producing softwood and hardwood lumber products. WTD's lumber is marketed domestically and internationally under the TreeSource brand name.

       WTD Industries, Inc. can be seen at its web site http://www.wtdi.com and TreeSource, Inc. can be seen at http://www.treesource.com. For more information contact Robert J. Riecke or Carol Nelson via telephone (503) 246-3440, facsimile
(503) 245-4229 or e-mail wtdi@wtdi.com.



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